Exhibit 10.41

Robert G. Andersen	Phone: 617-679-5517
Chief Financial Officer and	Fax: 617-679-5542
Vice President of Operations	e-mail: randersen@hybridon.com

CONFIDENTIAL

July 10, 2003

R. Russell Martin, M.D.
Sr. Vice President of Drug Development
27 High Field Lane
Madison, CT 06443

Dear Russ,

This letter of understanding is intended to finalize our agreement regarding your transition towards full retirement. Hybridon acknowledges the receipt of your letter dated May 8, 2003 and the follow-up discussions held on June 16, 2003, and recognizes your desire to move towards retirement from the Company. Given Hybridon’s current cash situation and the need for continuity in the role of Chief Medical Officer, the Company is proposing the following terms regarding your transition.

Transition Term

The transition period begins on July 1, 2003 and extends through the end of 2003.

Job Title

Chief Medical Officer

R. Russell Martin, M.D. June 11, 2003 Page 2	CONFIDENTIAL

Compensation

Throughout this period, you shall continue to be reimbursed at your current salary rate ($250,250.00) and continue to receive all benefits currently provided, including medical, dental and long-term disability insurance. You may continue to participate in Hybridon’s 401(k) plan and the Company will continue to provide a matching contribution to your account, within the guidelines of the plan. You may also participate in the Company’s Employee Stock Purchase Plan, up to the maximum permissible amount.

Other Benefits

Hybridon will continue to reimburse you for temporary housing expenses associated with staying over night in the Boston area on a taxable basis. The Company will also continue to provide you with a cell phone, phone card and beeper for business use, and reimburse you for the cost of a high-speed internet connection for business use. Upon retirement at year-end, ownership of your laptop computer and installed software will revert to you for your continuing personal use.

Stock Options

According to our records, you have been granted a total of 394,330 options to purchase Hybridon common stock, 370,892 of which have already vested. These options will continue to vest throughout the transition period (two additional quarters of vesting beyond June 30, 2003) such that 378,705 options would normally be vested. At the end of your employment, the Company will accelerate the vesting of the remaining 15,625 options. In consideration of the large number of options becoming freely exercisable at year-end, the Company agrees to extend the time these options may be exercised to one year from the date of your retirement (no earlier than December 31, 2004). Please note that the Incentive Stock Option (ISO) status of these options will only extend for approx. three months from the end of your employment with the Company.

On-site Requirements

Throughout the six-month transition period, the Company recognizes your intention to be off-site for extended periods of time, particularly throughout the summer months. We are requesting that you plan to be present at out Cambridge facilities for:

–	scheduled Board of Directors meetings (September and December);
–	critical team meetings where your presence is deemed essential; and
–	meetings of management and/or the Executive Committee, where your presence is also deemed essential.

R. Russell Martin, M.D. June 11, 2003 Page 3	CONFIDENTIAL

In general, it is assumed that most communication can be handled via phone and email and your on-site presence can be significantly reduced from your present commitment.

Responsibilities

Detailed in Exhibit A, attached.

Confidentiality

You would continue to be bound by the Confidentiality and Non-Disclosure Agreement currently in effect between you and the Company.

Russ, we appreciate your willingness to continue to fulfill a critical role for Hybridon throughout this transition period. If you are in agreement with the above provisions, please so acknowledge by signing this document in the space provided below.

Sincerely,

/s/ Robert G. Andersen	July 10, 2003

Hybridon, Inc.	Date
Robert G. Andersen
Chief Financial Officer and
Vice President of Operations

Agreed and acknowledged,

/s/ R. Russell Martin, M.D.	July 10, 2003

R. Russell Martin, M.D.	Date

Attachment to Letter of Understanding dated June 11, 2003
CONFIDENTIAL

Exhibit A

Responsibilities: R. Russell Martin, M.D.
(July 1, 2003 – December 31, 2003)

•	Position: Chief Medical Officer

•	Regulatory

–	Act as Senior Regulatory Officer for the Company.

•	Clinical

–	Continue to act as Hybridon’s Medical Monitor for all ongoing or new HYB2055 or GEM®231 clinical studies.
–	Provide study design evaluation for all clinical studies.
–	Provide study data evaluation and interpretation for all ongoing or new clinical studies.
–	Supervise the collection and evaluation of data for all Serious Adverse Events occurring during the ongoing or new studies.

•	Administrative

–	Complete six-month review process for Ms. Terry Burns, Manager, Clinical Research.

Amendment to the Letter of Understanding
with Dr. R. Russell Martin
December 31, 2003

This amendment extends the provisions of the Letter of Understanding between Dr. Russell Martin and Hybridon, Inc., dated July 10, 2003, as follows:

Transition Term
The term of the agreement is extended for an additional 3 months, from the end of 2003 until March 31, 2004.

Compensation
Continues at the current salary rate for an additional 3 months. A cash bonus for the year 2003 in the amount of $10,000 has been paid on Dec. 31, 2003. Unused vacation from 2003 (approx. 200 hours) shall be compensated in the amount of $24,000 and paid in three installments of $8,000 each, one payment per month for the remaining three months covered by the agreement. Other provisions remain unchanged.

Other Benefits
Continue unchanged

Stock Options
Stock options for the year 2003 have been awarded in Dec. 2003 (15,000 options) and shall be fully vested and available for exercise on April 1, 2004. The time over which all options may be exercised shall be extended from Dec. 31, 2004 until March 31, 2005.

On-Site Requirements
The Board of Directors meeting scheduled for March 2004 is added to the list of required meetings.

Responsibilities
Continue unchanged

Agreed and acknowledged,

/s/ R. Russell Martin	January 7, 2004	/s/ Robert G. Andersen	January 7, 2004

R. Russell Martin, M.D.	Date	Hybridon, Inc.	Date
Chief Medical Officer		Robert G. Andersen
Sr. Vice President, Drug Development		Chief Financial Officer and
V.P. of Operations

Amendment Two to the Letter of Understanding
with Dr. R. Russell Martin
April 1, 2004

This amendment further extends the provisions of the Letter of Understanding between Dr. R. Russell Martin and Hybridon, Inc., dated July 10, 2003, as follows:

Transition Term
The term of the agreement is extended for an additional 3 months, from March 31, 2004 until June 30, 2004.

Compensation
Compensation shall continue at the current rate for an additional 6 months, three months beyond June 30, 2004. For the three-month period from July 1, 2004 through September 30, 2004, participation in the company’s 401K Plan and Employee Stock Purchase Plan will no longer be permitted. You will continue to receive other benefits currently provided, including medical, dental and long-term disability insurance, for the 6 month period you are receiving compensation.

Other Benefits
Continue unchanged

Stock Options
Your stock options were 100% vested as of April 1, 2004. The time over which these stock options may be exercised shall extend for one year beyond the termination date of your employment with the Company.

On-Site Requirements
The Company shall provide reimbursement for all reasonable out-of-pocket expenses associated with regular travel to Hybridon’s offices in Cambridge MA, on a weekly basis, for approx. 2 days per week and including an overnight stay.

Agreed and acknowledged,

/s/ R. Russell Martin	April 1, 2004	/s/ Robert G. Andersen	April 1, 2004

R. Russell Martin, M.D.	Date	Hybridon, Inc.	Date
Chief Medical Officer		Robert G. Andersen
Sr. Vice President, Drug Development		Chief Financial Officer and
V.P. of Operations